INDEPENDENT AUDITORS' CONSENT

The  Board  of  Directors
Summit  Financial  Corporation
We consent to incorporation by reference in the registration statements on Form S-8 (No. 33-83538, 33-94962, and 33-94964) of Summit Financial Corporation of our report dated January 18, 2002, with respect to the consolidated balance sheets of Summit Financial Corporation and subsidiaries (the "Company") as of December 31, 2001 and 2000, and the related consolidated statements of income, shareholders' equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2001, which report appears in the December 31, 2001 Annual Report on Form 10-K of the Company.

                                       /s/  KPMG  LLP
Greenville,  South  Carolina
March  27,  2002